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US$1,500,000,000                             FILED PURSUANT TO RULE 433

6.125% SUBORDINATED NOTES DUE 2036                           FILE NO. 333-132177

                                [CITIGROUP LOGO]

TERMS AND CONDITIONS:

ISSUER:                                               CITIGROUP INC.
--------------------------------------------------------------------------------
Status of Notes:                                      Subordinated
--------------------------------------------------------------------------------
Ratings:                                              Aa2/A+/AA
                                                      (Moody's / S&P / Fitch)
--------------------------------------------------------------------------------
Trade Date:                                           August 17, 2006
--------------------------------------------------------------------------------
Settlement Date:                                      August 25, 2006 (T+6 days)
--------------------------------------------------------------------------------
Maturity:                                             August 25, 2036
--------------------------------------------------------------------------------
Par Amount:                                           $1,500,000,000
--------------------------------------------------------------------------------
Semiannual Coupon:                                    6.125% per annum
--------------------------------------------------------------------------------
Public Offering Price:                                99.809%
--------------------------------------------------------------------------------
Gross Fee:                                            0.875%
    Management Fee:                                     0.200%
    Underwriting Fee                                    0.175%
    Sales Concession:                                   0.500%
    Re-allowance:                                       0.250%
--------------------------------------------------------------------------------
Purchase Price:                                       98.934%
--------------------------------------------------------------------------------
Net Proceeds to Citigroup:                            $1,484,010,000
--------------------------------------------------------------------------------
Interest Payment Dates:                               Semiannually on the 25th
                                                      of each February and
                                                      August.  Following
                                                      business day
                                                      convention.
--------------------------------------------------------------------------------
First Coupon:                                         February 26, 2007.
--------------------------------------------------------------------------------
Day Count:                                            30/360.
--------------------------------------------------------------------------------
Defeasance:                                           Applicable.  Provisions of
                                                      Sections 11.03 and 11.04
                                                      of the Indenture apply.
--------------------------------------------------------------------------------.
Redemption at Issuer Option:                          Only for tax purposes.
--------------------------------------------------------------------------------
Redemption for Tax Purposes:                          Applicable at issuer
                                                      option if, as a result of
                                                      changes in U.S. tax law,
                                                      withholding tax
                                                      or information reporting
                                                      requirements are imposed
                                                      on payments on the notes
                                                      to non-United States
                                                      persons. Redemption as a
                                                      whole, not in part.
--------------------------------------------------------------------------------
Sinking Fund:                                         Not applicable.
--------------------------------------------------------------------------------.
Listing:                                              Application will be made
                                                      to list the notes on the
                                                      regulated market of the
                                                      Luxembourg Stock Exchange.
--------------------------------------------------------------------------------
Minimum Denomination / Multiples:                     $100,000/ multiples of
                                                      $1,000 in excess thereof
--------------------------------------------------------------------------------

                                                                                                     PRINCIPAL AMOUNT PURCHASED
                                                                                                     --------------------------
Sole Book Manager:                                    Citigroup Global Markets Inc.                      $1,275,000,000 (85.0%)
-------------------------------------------------------------------------------------------------------------------------------
Senior Co-Lead Managers:                              Bear, Stearns & Co. Inc.                             $33,750,000  (2.25%)
                                                      Deutsche Bank Securities Inc.                        $33,750,000  (2.25%)
                                                      Goldman, Sachs & Co.                                 $33,750,000  (2.25%)
                                                      Lehman Brothers Inc.                                 $33,750,000  (2.25%)

US$1,500,000,000                             FILED PURSUANT TO RULE 433

6.125% SUBORDINATED NOTES DUE 2036                           FILE NO. 333-132177

                                [CITIGROUP LOGO]

-------------------------------------------------------------------------------------------------------------------------------
Junior Co-Lead Managers:                              Banc of America Securities LLC                        $15,000,000 (1.00%)
                                                      Barclays Capital Inc.                                 $15,000,000 (1.00%)
                                                      CastleOak Securities, L.P.                            $15,000,000 (1.00%)
                                                      Guzman & Company                                      $15,000,000 (1.00%)
                                                      Merrill Lynch, Pierce, Fenner
                                                      & Smith Incorporated                                  $15,000,000 (1.00%)
                                                      UBS Securities LLC                                    $15,000,000 (1.00%)
-------------------------------------------------------------------------------------------------------------------------------
CUSIP:                                                172967 DR 9
-------------------------------------------------------------------------------------------------------------------------------
ISIN:                                                 US172967DR95
-------------------------------------------------------------------------------------------------------------------------------

      Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup's registration statement is No. 333-132177. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.